UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2008

DARA BioSciences, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2008, Richard A. Franco submitted his resignation as Chairman, President and Chief Executive Officer of DARA BioSciences, Inc. (the “Company”). In addition, on March 21, 2008 Mr. Franco resigned as a member of the Company’s Board of Directors. Mr. Franco did not indicate that his resignation was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On March 24, 2008, Steve Gorlin was appointed to fill the vacancy on the Board of Directors of the Company that was created when Mr. Franco resigned.

On March 24, 2008, John Didsbury, Ph.D. was appointed as President and Chief Operating Officer of the Company. Certain biographical information concerning Dr. Didsbury is set forth below.

John Didsbury, Ph.D., 52, has served as the Company’s Chief Scientific Officer since November 2006. Prior to that time, Dr. Didsbury served as the Company’s Executive Vice President, Drug Development from November 2005 to November 2006. Dr. Didsbury served as president and CEO for Nuada Pharmaceuticals, Inc. from 2002 to 2005, where he transformed the company from a chemistry database/service company to a successful drug development company in under 14 months. Prior to this, Dr. Didsbury held many senior and management positions at GlaxoSmithKline, Inc. including Head of Strategy and Operations Drug Discovery from 2000 to 2002, Disease Strategy Director from 1998 to 2000, Disease Program Leader from 1996 to 1998 and Senior Research Investigator from 1995 to 1996. A co-author of several patents and a published writer and researcher, Dr. Didsbury earned his Bachelor of Arts in biology/chemistry at University of Connecticut in 1977 and his Ph.D. in Medical Microbiology at University of Vermont Medical College in 1982.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.
Dated: March 25, 2008
	By:	/s/ John C. Thomas, Jr.
	Name:	John C. Thomas, Jr.
	Title:	Chief Financial Officer and Secretary

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